UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2016

Nightfood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-193347	46-3885019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 White Plains Road – Suite 500, Tarrytown, New York	10591
(Address of principal executive offices)	(Zip Code)

888-888-6444

Registrant’s telephone number, including area code

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 25, 2016 the Registrant executed and delivered a Plan of Reorganization Including Option to Acquire (the “Plan”) by and among the Registrant, Hook Group, LLC (“Hook”) and Suffield Foods. LLC (“Suffield”). The Plan contemplates the Registrant acquiring an equity interest in and potentially merging Hook and its subsidiary Suffield with and into a wholly owned subsidiary of the Registrant. Pursuant to the Plan, the Registrant has agreed to use its best efforts to invest up to $9,000,000 in Hook in exchange for preferred equity in Hook. The Plan contemplates an investment in Hook by the Registrant in tranches over approximately 18 months. At any time after the Registrant has invested $7,500,000 in Hook, the Registrant may request a merger of Hook with and into a subsidiary of the Registrant in exchange for the Hook members receiving a 50% shareholder interest in the Registrant. Such merger would be subject to shareholder approval by the Registrant. Hook is a licensee of General Mills Marketing, Inc. and holds the right to manufacture and distribute ice cream under the Fiber One™ brand name. The Registrant is seeking to raise funds through the sale of equity to meet its obligations under the Plan, but has no firm commitments for any funding. If funding is not realized, the Plan will not go into effect. The forgoing is a summary of the Plan and is qualified in its entirety by the Plan, which is an exhibit hereto.

Item 8.01 Other Events.

On December 2, 2016, the Company issued a press release regarding the definitive material agreement mentioned in Item 1.01.

On December 6, 2016 the Company issued a press release regarding recent distribution activity related to NightFood, Inc.

Item 9.01 Financial Statements and Exhibits

Financial Information

None

Exhibits:

99.1	Material Definitive Agreement, dated November 14, 2016 and executed November 25, 2016

99.2	Press Release, dated December 2, 2016

99.3	Press Release, dated December 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIGHTFOOD HOLDINGS, INC.

December 6, 2016	By:	/s/ Sean Folkson
Sean Folkson
Chief Executive Officer